                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         LEGGETT & PLATT, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         LEGGETT & PLATT, INCORPORATED
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

LOGO

                                                                  March 31, 1995

Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 10, 1995, at 10:00 a.m., local time, at the Company's Cornell Conference Center, No. 1-- Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains two proposals: the election of Directors and the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for 1995.

  I urge you to vote your proxy FOR each of the Board proposals.

  We hope you will attend the Annual Meeting, but whether or not you expect to attend, please sign and return the enclosed proxy card now so your shares will be represented at the meeting. If you attend the meeting, you will be entitled to vote in person.

                                  Sincerely yours,

                                  LEGGETT & PLATT, INCORPORATED

                                  /s/ Harry M. Cornell, Jr.
                                  Harry M. Cornell, Jr.
                                  Chairman of the Board
                                  and Chief Executive Officer

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1--LEGGETT ROAD
                            CARTHAGE, MISSOURI 64836

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON WEDNESDAY, MAY 10, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1--Leggett Road, Carthage, Missouri, on Wednesday, May 10, 1995, at 10:00 a.m., local time:

    1. To elect ten (10) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

    2. To ratify the selection of Price Waterhouse as the Company's independent accountants for the year ending December 31, 1995; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 15, 1995, has been fixed for determination of shareholders entitled to notice of and to vote at such Annual Meeting of Shareholders or any adjournment thereof, and only shareholders of record on such date are so entitled.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1994, accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Assistant Secretary

Carthage, Missouri
March 31, 1995

                         LEGGETT & PLATT, INCORPORATED

                              NO. 1--LEGGETT ROAD
                            CARTHAGE, MISSOURI 64836

                          ANNUAL MEETING--MAY 10, 1995

                                PROXY STATEMENT

  Leggett & Platt, Incorporated (the "Company") will hold its 1995 Annual Meeting of Shareholders on Wednesday, May 10, 1995, in Carthage, Missouri. At the meeting shareholders will elect ten (10) Directors and vote on the ratification of Price Waterhouse as the Company's independent accountants for 1995.

  We wish that all of our shareholders could attend the meeting and vote in person. However, since this is not possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about the meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope that this Proxy Statement is useful to you as you return your proxy and helps you better understand your Company.

  PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, whether or not you intend to attend the Annual Meeting.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING...................................   1
PROPOSAL ONE--ELECTION OF DIRECTORS........................................   2
PROPOSAL TWO--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS.........   3
INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS........................   4
  Leggett & Platt, Incorporated Common Stock Performance Graph.............   4
  Compensation Committee Report On Executive Compensation..................   5
  Executive Compensation And Related Matters...............................   8
  Ownership Of Common Stock................................................  12
FINANCIAL DATA.............................................................  13
1996 SHAREHOLDER PROPOSALS.................................................  13
OTHER MATTERS..............................................................  13

                                      (i)

                    INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 10, 1995, and any adjournment thereof. The Board solicits your proxy on the form enclosed.

  The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 31, 1995.

RIGHT TO REVOKE PROXY

  Any shareholder giving the enclosed proxy can revoke such proxy prior to the exercise thereof by providing written notice of such revocation to the Company at or prior to the Annual Meeting, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the meeting and at any adjournment thereof in the manner specified therein.

BY WHOM AND THE MANNER IN WHICH THE PROXY IS BEING SOLICITED

  The enclosed proxy is solicited by and on behalf of the Board. The expense of the solicitation of proxies for this meeting, including the cost of mailing, will be borne by the Company. The Company will request persons holding stock in their name or custody on behalf of others, or as nominees, to send proxy materials to their principals requesting authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

  If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone or telegram. The extent to which this will be necessary depends entirely on how promptly proxies are received. Shareholders are urged to send in their proxies without delay. The Board has no knowledge or information that any other person will specifically engage any employees to solicit proxies.

VOTING SECURITIES OUTSTANDING

  The only class of outstanding voting securities of the Company is the Company's $.01 par value Common Stock ("Common Stock"). At February 15, 1995, there were outstanding and entitled to vote 41,604,014 shares of Common Stock. Only shareholders of record at the close of business on March 15, 1995, are entitled to vote at the Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock present or represented will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned to a specified date not more than ninety (90) days after adjournment in order that a quorum may be present or represented.

  Every shareholder shall have the right to vote, in person or by proxy, one vote per share on all matters. Abstentions and broker non-votes are each included for purposes of determining whether a quorum is present. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders. Broker non-votes, which occur when brokers do not exercise discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted in tabulations of the votes cast on proposals presented to shareholders.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, ten (10) Directors are to be elected who shall hold office until the next following Annual Meeting of Shareholders or until their successors are duly elected and qualified. The persons named in the enclosed proxy intend to vote such proxy for the election of the ten (10) nominees named below. Each of these nominees, except Mr. Bentele, was elected by the shareholders at the last Annual Meeting. If any of the nominees named below is not a candidate for election as a Director at the meeting--an event which the Board does not anticipate--the proxy will be voted for a substitute nominee, if any, designated by the Board and the other nominees named below.

  RAYMOND F. BENTELE, age 58, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement on November 30, 1992. He also served as Executive Vice President and Vice Chairman of Mallinckrodt Group Inc. from 1989 until retirement. Mr. Bentele serves as a director of Mallinckrodt Group Inc., a manufacturer of medical, specialty chemical and veterinary products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals.

  HARRY M. CORNELL, JR., age 66, has served the Company as Chief Executive Officer and Chairman of the Board for more than the past five years. Mr. Cornell was first elected as a Director of the Company in 1958. Mr. Cornell is a director of Ennis Business Forms, Inc., a business forms manufacturer, and Mercantile Bancorporation Inc.

  R. TED ENLOE, III, age 56, has been President and Chief Executive Officer of Liberte Investors for more than the past five years. He also served as President of Lomas Financial Corporation from 1975 until September 1991. In addition, Mr. Enloe serves as a director of LNH REIT, Inc., a real estate lending and investments concern; Compaq Computer Corporation; SIXX Holdings, Inc., an operator of Italian restaurants; and Epikon, Inc., a developer of medical imaging systems. Mr. Enloe was first elected as a Director of the Company in 1969.

  RICHARD T. FISHER, age 56, is presently Managing Director of Oppenheimer & Company. Previously, Mr. Fisher served as Senior Vice President of Shearson Lehman Hutton from July 1989 to May 1990. From 1988 to June 1989, Mr. Fisher was Senior Vice President of Drexel Burnham Lambert Incorporated. Mr. Fisher was first elected as a Director of the Company in 1972.

  FRANK E. FORD, JR., age 71, was first elected as a Director of the Company in 1963. Prior to his retirement in 1981, Mr. Ford served as a Senior Vice President of the Company.

  ROBERT A. JEFFERIES, JR., age 53, was elected Senior Vice President, Mergers, Acquisitions and Strategic Planning in June 1990. Mr. Jefferies also served the Company first as Vice President and later as Senior Vice President, General Counsel, and Secretary from May 1977 until January 1993. Mr. Jefferies was first elected as a Director of the Company in 1991.

  ALEXANDER M. LEVINE, age 63, serves as a Special Advisor employed by the Company. From 1989 through 1994, Mr. Levine served as Director of International Development of the Company. Mr. Levine was first elected as a Director of the Company in 1989. In addition, Mr. Levine serves as a director of Cross Comm Corporation, a computer networking products and services provider.

  RICHARD L. PEARSALL, age 66, is an independent management and business consultant, and serves on the advisory board for Wilkes-Barre, Pennsylvania area operations of Mellon Bank, N.A. Mr. Pearsall was first elected as a Director of the Company in 1983.

  MAURICE E. PURNELL, JR., age 55, was first elected as a Director of the Company in 1988. For more than the past five years, Mr. Purnell has been a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation).

  FELIX E. WRIGHT, age 59, has served the Company as President and Chief Operating Officer for more than the past five years. Mr. Wright was first elected as a Director of the Company in 1977.

BOARD MEETINGS AND COMMITTEES

  The Board held four (4) meetings in 1994. All Directors attended at least 88% of the aggregate of the meetings of the Board and the committees on which they served in 1994.

  The Board has an Executive Committee, an Audit Committee, and a Compensation Committee. The Board does not have a nominating committee. Directors do not receive additional fees for committee participation.

  In 1994, the Audit Committee consisted of four directors: Herbert C. Casteel (Chairman), Richard T. Fisher, James C. McCormick, and Maurice E. Purnell, Jr. Mr. McCormick, who served as a director of the Company since 1966, died in February 1995. The Audit Committee is responsible for recommending to the Board the selection of independent auditors, reviewing auditors' compensation, reviewing the coordination between the independent auditors and the Company's internal audit staff, reviewing the scope and procedures of the internal audit work, and reviewing the results of the independent audit and accounting policies with the independent auditors and management personnel. The Audit Committee held four (4) meetings in 1994.

COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

  In 1994, the Compensation Committee consisted of four directors: R. Ted Enloe, III (Chairman), Richard T. Fisher, Frank E. Ford, Jr., and Richard L. Pearsall. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held one (1) meeting in 1994.

  Prior to his retirement in 1981, Mr. Ford, a member of the Compensation Committee, served as a Senior Vice President of the Company.

OTHER

  The vote of a plurality of the shares present and voting at the Annual Meeting will be required for the election of Directors.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                  PROPOSAL TWO

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1995. Price Waterhouse has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of Price Waterhouse will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to questions raised at the meeting or submitted to them in writing before the meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SELECTION OF PRICE WATERHOUSE.

              INFORMATION TO ASSIST IN EVALUATING BOARD PROPOSALS

  To assist our shareholders in evaluating the proposals presented by the Board to be voted on at the 1995 Annual Meeting, the following information about the Company and its Directors and Executive Officers is provided.

                         LEGGETT & PLATT, INCORPORATED
                         COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to shareholders on the Company's Common Stock over the five years ended December 31, 1994, to the returns on the New York Stock Exchange's Composite Index and a group of peer companies (the "Peer Group") in a Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia. Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.


                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG LEGGETT & PLATT, INCORPORATED, NYSE COMPOSITE INDEX AND PEER GROUP


Measurement Period           LEGGETT & PLATT,                  NYSE
(Fiscal Year Covered)        INCORPORATED      PEER GROUP      COMPOSITE INDEX
-------------------          ---------------   ----------      ---------------
Measurement Pt-
12/31/89                     $100.00           $100.00         $100.00
FYE 12/31/90                 $ 90.52           $ 75.47         $ 95.92
FYE 12/31/91                 $133.42           $105.85         $124.12
FYE 12/31/92                 $214.08           $145.84         $129.96
FYE 12/31/93                 $363.83           $192.83         $147.56
FYE 12/31/94                 $258.84           $139.96         $144.69

  The comparison assumes separate $100 investments were made on January 1, 1990, in Company Common Stock, the NYSE Composite Index, and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of twenty companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available by contacting the Company's Investor Relations Department,
Attention: J. Richard Calhoon, Vice President--Investor Relations (800-888-
4569). Index information will be provided by mail, telephone or telecopier.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Company's Board establishes executive compensation policies and approves compensation (including stock awards and stock options) relating to the Executive Officers of the Company. The Committee presently consists of four independent non-employee Directors: Messrs. Enloe, Fisher, Ford, and Pearsall. Mr. Enloe is Chairman.

  Set out below is a report of the Committee concerning its compensation policies applicable to the Company's Executive Officers.

BASIC PRINCIPLES

  Compensation of Company executives is designed to attract, retain, and motivate high quality managers and policy makers while at the same time aligning the interests of the Company's executives with the interests of the shareholders. Executive compensation is based both on the individual contribution of the executive and Company performance generally. Ownership of Common Stock by Executive Officers and other managers is strongly encouraged because it focuses the Company's executives on the importance of maximizing shareholder value. These basic principles are implemented as described below.

  Salary. The Committee annually reviews the Executive Officers' salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and the President and are developed in consultation with the Company's Personnel Department. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee and apply to Company managers generally. In 1994, management recommended that Mr. Cornell receive an increase consistent with the Company's 1994 merit increase guidelines for excellent performance. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function, and its contribution to overall Company performance. The Committee believes the Company's executives' salaries have generally been set at conservative levels given the experience, length of service, skills and performance of the executives.

  Employment contracts with certain Executive Officers, including Mr. Cornell, are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these agreements annual percentage increases in salary must be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest paid executives other than the Executive Officer in question and the Chief Executive Officer. This contractual provision did not affect the salary increase approved for Mr. Cornell in 1994.

  Management recommended that Mr. Cornell receive a 6.3% salary increase in April, 1994. Approval of the increase was based primarily on the Company's performance in 1993. For the year ended December 31, 1993, the Company's sales increased 16% from $1.32 billion to $1.53 billion. For the same period, the Company also experienced record net earnings of $2.09 per share, representing an increase of 27% over 1992. The Company's return on average equity for 1993 was 17.9%.

  While this performance was attributable to the efforts of all of the Company's employee/partners, Mr. Cornell's vision and leadership were instrumental in the Company's success in 1993. Approval of Mr. Cornell's 6.3% salary increase in April, 1994 was based upon and conservative in light of the Company's good performance in 1993.

  Bonuses. Bonuses may be awarded under the Company's long-standing Key Management Incentive Compensation Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  Total bonuses to all Bonus Plan participants may not exceed 4% of EBIT. The size of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages for the Executive Officers appearing in the Summary Compensation Table were established several years ago. If threshold ROAAE and ROANA levels are met a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. The bonus may be greater than 100% of the target percentage, subject to the overall limit on Bonus Plan bonuses.

  Mr. Cornell's target percentage is 60% of his salary. This target percentage has not changed in 16 years. His bonus is determined by the application of the bonus formula in the same manner as other bonuses are determined.

  In 1994, thresholds were exceeded and total Bonus Plan bonuses represented 3.57% of EBIT. In 1993 and 1992, Bonus Plan bonuses represented 2.97% and 2.28% of EBIT, respectively. Thresholds and performance criteria in 1994 were the same as in 1992 and 1993, and are anticipated to be the same in 1995.

  Stock Options. Options to purchase the Company's Common Stock tie the interests of the Company executives directly to the performance of the Company's Common Stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 615 employees, including Executive Officers, presently hold stock options.

  Mr. Cornell and certain other Executive Officers received special awards in the form of stock options based on the Company's performance in 1994. For the year ended December 31, 1994, the Company's sales increased 22% from $1.53 billion to $1.86 billion. For the same period, the Company also experienced record net earnings of $2.78 per share, representing an increase of 33% over 1993. The Company's return on average equity was 20.2%.

  Other Stock-Based Compensation. In addition to stock options, the Company employs other compensation plans which encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and over 3,500 other employees make contributions of their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers, except Mr. Cornell, participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's 1989 Discount Stock Plan (the "Discount Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Discount Plan is a plan qualified under
Section 423 of the Internal Revenue Code ("IRC") under which employees may purchase Company Common Stock at a discount. "Eligible Contributions" are contributions made by the executive to the Discount Plan up to 5.7% of his compensation above his compensation base (in most cases $20,670). In addition, the ESPP provides for an additional cash award in the amount of 50% of Eligible Contributions plus a tax offset bonus in the event performance criteria are met for the year in question. The performance criteria in 1994 was 12.5% return on average equity, which was the same as the goal in 1992 and 1993. The performance goal was met in 1994.

  Due to provisions in the IRC, Mr. Cornell is precluded from participating in the ESPP. Certain other Executive Officers may participate only partially in the ESPP. For this reason, Mr. Cornell and certain other Executive Officers have been granted stock awards under the Company's 1989 Flexible Stock Plan. These stock awards provide Mr. Cornell and the other Executive Officers benefits which are designed to be similar in effect to participation in the ESPP.

OTHER MATTERS

  Due to limitations imposed by the IRC, Mr. Cornell and other Executive Officers have been unable for several years to fully participate in the Company's tax qualified defined benefit retirement plan ("Retirement Plan"). For this reason the Committee approved payments to Mr. Cornell and other Executive Officers in 1994 to compensate them for the reductions (through 1994) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the IRC, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. No Executive Officer of the Company received compensation in 1994 which exceeded the $1 million threshold. However, this threshold may be exceeded in the future. Accordingly, the Compensation Committee continues to study the impact of Section 162(m). No formal policy has at this time been adopted.

                            R. Ted Enloe, III (Chairman)
                            Richard T. Fisher
                            Frank E. Ford, Jr.
                            Richard L. Pearsall

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for each of the three years in the period ending December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                        ANNUAL COMPENSATION         COMPENSATION
                                 ---------------------------------- ------------
NAME AND PRINCIPAL                                   OTHER ANNUAL      AWARDS         ALL OTHER
POSITION                    YEAR  SALARY   BONUS   COMPENSATION (1) OPTIONS (#)  COMPENSATION ($)(6)
------------------          ---- -------- -------- ---------------- ------------ -------------------
Harry M. Cornell, Jr...     1994 $501,923 $461,776          -0-        24,983         $143,174
 Chairman of the Board      1993 $472,731 $340,864     $421,485           -0-         $117,892
 and Chief Executive        1992 $441,309 $226,260     $406,000        46,000         $105,353
 Officer
David S. Haffner.......     1994 $229,615 $142,692          -0-        19,784(2)      $ 45,377
 Senior Vice President      1993 $186,269 $102,426          -0-           -0-         $ 25,978
 and                        1992 $163,525 $ 56,984     $ 70,000        17,400         $ 17,869
 President--Furniture
 and
 Automotive Components
 Group
Robert A. Jefferies,
 Jr....................     1994 $260,615 $159,693          -0-        13,229(3)      $ 49,858
 Senior Vice President,     1993 $241,154 $115,766          -0-           -0-         $ 34,859
 Mergers, Acquisitions      1992 $216,894 $105,420     $231,000        23,000         $ 27,616
 and
 Strategic Planning and
 Director
Duane W. Potter........     1994 $253,655 $156,403          -0-        12,159(4)      $ 62,402
 Senior Vice President      1993 $238,154 $115,766          -0-           -0-         $ 38,754
 and                        1992 $213,894 $ 75,420     $223,000        23,000         $ 30,812
 President--Bedding
 Components Group
Felix E. Wright........     1994 $393,577 $303,600          -0-        47,021(5)      $106,028
 President and Chief        1993 $360,596 $217,358          -0-           -0-         $ 75,909
 Operating Officer and      1992 $331,731 $141,412     $442,000        34,500         $ 57,619
 Director

---------------------
(1) Other Annual Compensation consists solely of discretionary cash payments awarded by the Compensation Committee. These payments were primarily intended to reimburse the Executive Officers for a portion of substantial income tax liabilities incurred as a result of their purchase of Common Stock under nonqualified stock options. In exercising its discretion and awarding the cash payments, the Compensation Committee took into consideration the performance of the Company from the time the stock options in question were granted.
(2) Includes stock options for 7,173 shares and 5,143 shares awarded Mr. Haffner in lieu of $215,000 of 1994 salary and $142,692 of 1994 bonus. (The salary and bonus foregone is also shown in the "Salary" and "Bonus" columns.)
(3) Includes stock options for 5,756 shares awarded Mr. Jefferies in lieu of $159,693 of 1994 bonus. (The bonus foregone is also shown in the "Bonus" column.)
(4) Includes stock options for 4,686 shares awarded Mr. Potter in lieu of $130,000 of 1994 bonus. (The bonus foregone is also shown in the "Bonus" column.)
(5) Includes stock options for 10,944 shares awarded Mr. Wright in lieu of $303,600 of 1994 bonus. (The bonus foregone is also shown in the "Bonus" column.)

(6) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace retirement benefits not available to the Executive Officers under the Company's tax qualified defined contribution plan. The amounts disclosed for 1994 include: split-dollar life insurance premiums (Cornell-- $1,651, Wright--$493); disability insurance premiums (Haffner--$1,736, Jefferies--$3,941, Potter--$7,836, Wright--$9,572); ESPP and stock awards (Cornell--$118,498, Haffner--$43,641, Jefferies--$44,298, Potter--$49,280,
    Wright--$87,999); and payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax qualified defined benefit retirement plan (Cornell--$23,025, Jefferies--$1,619, Potter--$5,286, Wright--$7,964).

STOCK OPTION INFORMATION

  The following table provides information concerning stock options granted during the year ended December 31, 1994, to Executive Officers named above.

                             OPTION GRANTS IN 1994

                                                                   POTENTIAL REALIZABLE VALUE AT
                      % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                       OPTIONS    EXERCISE  MARKET                    STOCK PRICE APPRECIATION
            OPTIONS   GRANTED TO   PRICE    PRICE                       FOR OPTION TERM (1)
            GRANTED  EMPLOYEES IN  ($ PER  ON DATE  EXPIRATION --------------------------------------
  NAME        (#)    FISCAL YEAR   SHARE)  OF GRANT    DATE       0%          5%            10%
  ----     --------- ------------ -------- -------- ---------- -------- -------------- --------------
Haffner     7,173(2)     9.6%      $1.00   $37.50    06/30/09  $261,815       $552,033     $1,116,455
            5,143(3)               $1.00   $33.625   12/11/09  $167,790       $354,373     $  717,243
            3,605(4)               $1.00   $33.625   12/11/09  $117,613       $248,399     $  502,753
Jefferies     360(5)     6.5%      $1.00   $33.625   12/11/09  $ 11,745       $ 24,805     $   50,206
            5,756(3)               $1.00   $33.625   12/11/09  $187,790       $396,611     $  803,333
            4,686(4)               $1.00   $33.625   12/11/09  $152,881       $322,884     $  653,509
Potter      3,862(5)     5.7%      $1.00   $37.50    06/30/09  $140,963       $297,219     $  601,108
            4,686(3)               $1.00   $33.625   12/11/09  $152,881       $322,884     $  653,509
              937(4)               $1.00   $33.625   12/11/09  $ 30,570       $ 64,563     $  130,674
Wright     10,944(3)     6.6%      $1.00   $33.625   12/11/09  $357,048       $754,042     $1,526,250
GAIN FOR ALL SHAREHOLDERS AT ASSUMED RATES
 OF STOCK PRICE APPRECIATION.................................  $    -0- $1,550,000,000 $4,565,000,000

---------------------
(1) These dollar amounts represent a hypothetical increase in the price of the common stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2) Stock option grant in lieu of 1994 salary.
(3) Stock option grant in lieu of 1994 bonus.
(4) Stock option grant in lieu of 1995 salary.
(5) Stock option grant in lieu of 1993 bonus.

  The options reported above are exercisable six months after the date of grant or when they become vested, whichever is later.

  The table below provides information concerning stock options exercised during the year ended December 31, 1994, by the named Executive Officers and stock options held by them as of December 31, 1994.

         AGGREGATED OPTION EXERCISES IN 1994 AND 12/31/94 OPTION VALUES

                                                                        VALUE OF UNEXERCISED IN-
                                                NUMBER OF UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT 12/31/94            12/31/94
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     IN EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Cornell.................      -0-         -0-   69,577       15,334     $  994,210    $187,842
Haffner.................    4,960    $110,632   49,031       14,548     $1,032,204    $368,482
Jefferies...............    1,770    $ 40,046   41,449       18,470     $  700,350    $461,201
Potter..................    3,039    $ 67,998   43,542       13,291     $  789,645    $285,115
Wright..................    7,000    $149,188   86,477       22,444     $1,540,692    $512,971

RETIREMENT PLAN

  The Company has a voluntary, tax qualified, defined benefit retirement plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary. Benefits for participants in the Retirement Plan at December 31, 1985, attributable to service prior to January 1, 1986, have been increased by 50%.

  The estimated annual benefits payable upon retirement at the normal retirement age are listed below for the named Executive Officers.

                                                               PROJECTED ANNUAL
   EXECUTIVE OFFICER                                          RETIREMENT BENEFIT
   -----------------                                          ------------------
   Harry M. Cornell, Jr......................................      $59,388
   David S. Haffner..........................................      $54,141
   Robert A. Jefferies, Jr...................................      $43,373
   Duane W. Potter...........................................      $29,800
   Felix E. Wright...........................................      $52,491

  As described below Mr. Cornell is entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 1995, his estimated annual supplemental pension payment would be $457,509. The annual pension payment is based upon 60% of the average of Mr. Cornell's highest consecutive five-year earnings.

CHANGE-IN-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements and employment agreements with the Company. The severance benefit agreements have no fixed expiration dates. Subject to certain provisions which allow earlier termination in the event of total disability and for cause, the employment agreements expire on December 31, 1998, December 31, 2006, and December 31, 2000, respectively. Under all employment agreements, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the executive and the Company's Chief Executive Officer.

  Mr. Cornell is entitled to a supplemental pension upon termination of employment in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of Mr. Cornell's highest consecutive five-year earnings ("Average Earnings"). These payments will be approximately 60% of Average Earnings (less amounts received from social security). While Mr. Cornell receives supplemental pension payments, the

Company will provide him and his dependents with life, hospitalization, and major medical insurance equivalent to the coverage provided immediately prior to the termination of his employment.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and December 31, 2000, in the case of Mr. Wright.

  Mr. Cornell, Mr. Jefferies, and Mr. Wright may, under certain circumstances, elect to terminate their employment and enter into two-year consulting agreements within 120 days after termination of employment. These circumstances include change-in-control related events. Under these consulting agreements, the executive will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding his termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  In the event Mr. Cornell, Mr. Jefferies, or Mr. Wright elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

DIRECTOR COMPENSATION

  Under present arrangements, non-employee members of the Board receive a retainer of $18,000 per year and a fee of $2,500 for attending each regular or special meeting of the Board. The Company has a program pursuant to which non-employee directors may elect to receive all or a portion of their annual retainer in stock options upon election at least six months prior to the option grant. Each employee-director receives an annual retainer of $3,000. Mr. Levine received an aggregate of $35,675 in 1994 pursuant to bonus and consulting arrangements entered into in conjunction with the Company's acquisition of Webster Spring Co. Inc. in 1989.

RELATED TRANSACTIONS

  From 1989 until April 1994, a subsidiary of the Company leased properties from different trusts in which Director Alexander M. Levine has an interest. A facility located in Oxford, Massachusetts was leased from JAR Realty Trust, in which Mr. Levine has a 33 1/3% interest, at an annual rental of $210,000. Another facility located in Oxford, Massachusetts was leased from GS Realty Trust, in which Mr. Levine has a 25% interest, at an annual rental of $63,600. On April 29, 1994, the Company purchased the two facilities in Oxford, Massachusetts for an aggregate of $3,144,171. From January 1, 1994, through April 29, 1994, total rental payments of $70,000 and $21,200, respectively, were made on these two properties.

  In 1994, Mr. Cornell leased to the Company, on a month-to-month tenancy basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Locke Purnell Rain Harrell (A Professional Corporation) performed legal services for the Company in 1994, and it is anticipated that Locke Purnell Rain Harrell will perform legal services for the Company in 1995. Mr. Purnell is a shareholder in Locke Purnell Rain Harrell.

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 15, 1995, by the Company's Directors, nominees for Director, the five most highly compensated Executive Officers, and all Directors, nominees for Director and Executive Officers as a group.

                                                            COMMON STOCK
                                                        -----------------------
                                                        BENEFICIALLY     % OF
            DIRECTORS AND EXECUTIVE OFFICERS              OWNED(1)     CLASS(2)
            --------------------------------            ------------   --------
   Raymond F. Bentele, Nominee for Director...........       1,000       --
   Herbert C. Casteel, Director.......................      35,040        .1
   Harry M. Cornell, Jr., Chairman of the Board and
    Chief Executive Officer...........................   1,328,453       3.2
   R. Ted Enloe, III, Director........................       1,000       --
   Richard T. Fisher, Director........................      25,700        .1
   Frank E. Ford, Jr., Director.......................     213,572        .5
   David S. Haffner, Senior Vice President and
    President--Furniture and
    Automotive Components Group.......................     141,813        .3
   Robert A. Jefferies, Jr., Senior Vice President,
    Mergers, Acquisitions and
    Strategic Planning and Director...................     148,632(3)     .4
   Alexander M. Levine, Director of International
    Development and Director..........................     412,250(4)    1.0
   Richard L. Pearsall, Director......................     259,200        .6
   Duane W. Potter, Senior Vice President and
    President--Bedding Components Group...............     153,370        .4
   Maurice E. Purnell, Jr., Director..................       2,500       --
   Felix E. Wright, President and Chief Operating
    Officer and Director..............................     559,618       1.3
   All Executive Officers and Directors as a Group (15
    Persons)..........................................   3,565,595       8.6
   In addition, Jack B. Morris, Advisory Director of
    the Company, beneficially owns 1,005,739 shares of
    Common Stock which represents 2.4% of the total
    outstanding Common Stock.

---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within sixty days from February 15, 1995, by way of option exercise: Mr. Cornell--69,577; Mr. Ford--882; Mr. Haffner--49,031; Mr. Jefferies--41,449; Mr. Levine--4,000; Mr. Potter-- 43,542; Mr. Wright--86,477; and all Executive Officers and Directors as a group--354,128.
(2) Beneficial ownership of less than .1% of the class is not shown.
(3) Mr. Jefferies disclaims beneficial ownership of 900 shares held by his adult sons.
(4) Mr. Levine is a co-trustee for a trust which holds 121,824 shares and shares voting and investment power of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company knows of no beneficial owner of more than 5% of its Common Stock. However, the Company's Stock Purchase/Stock Bonus Plan, Retirement Plan and Executive Stock Purchase Program hold in the aggregate 2,400,918 shares, or approximately 5.8%, of the outstanding Common Stock.

                                 FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1994, has been enclosed in the same mailing with this Proxy Statement.

                           1996 SHAREHOLDER PROPOSALS

  If a shareholder intends to present a proposal at the 1996 Annual Meeting of Shareholders, such proposal must be received at the Company's Corporate Office no later than December 2, 1995, to be eligible for inclusion in the Company's Proxy Statement and proxy related to that meeting. If not received by such date, director nominations and other shareholder proposals may be brought before the 1996 Annual Meeting (although excluded from the Company's Proxy Statement and form of proxy relating to that meeting) only if submitted in writing in accordance with Article I, Section 1.2 or, in the case of nominations for Director, Article 2, Section 2.1, of the Company's Bylaws.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board or any shareholder, the persons named in the accompanying proxy intend to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

  Even if you expect to be personally present at the meeting, the Board hopes that you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided to assure that your shares are voted in the event you are unavoidably absent.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Assistant Secretary

Carthage, Missouri
March 31, 1995

NOTE: UNLESS OTHERWISE INDICATED, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR PROPOSALS 1 AND 2 BELOW, AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(1) ELECTION OF DIRECTORS (R. Bentele; H. Cornell, Jr.; R. Enloe, III; R. Fisher, F. Ford, Jr.; R. Jefferies, Jr.; A. Levine; R. Pearsall; M. Purnell, Jr.; and F. Wright)


      FOR ALL          WITHHOLD
     NOMINEES          AUTHORITY
    (except those
    listed)

       [_]               [_]

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

  __________________________________________________________________________
  The Board of Directors recommends a vote FOR all director nominees listed.

(2) Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the Fiscal Year ending December 31, 1995.

    FOR        AGAINST        ABSTAIN


    [_]          [_]            [_]


            The Board of Directors recommends a vote FOR Proposal 2

                               Date Signed: ______________________________, 1995

                               Signature(s): ___________________________________

                               _________________________________________________

                               Please sign exactly as your name appears on this proxy. If stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing and when more than one is named a majority should sign.

              PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY

                           . FOLD AND DETACH HERE .


Dear Shareholder:

  Enclosed you will find material relative to the Company's 1995 Annual Meeting of Shareholders, which will be held on May 10, 1995, at the Company's headquarters in Carthage, Missouri. The Notice of the Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes two proposals of the Board of Directors: the election of directors and ratification of Price Waterhouse as the Company's independent accountants.

  The Board recommends that you vote "FOR" each proposal.

  Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your votes are important to us. We look forward to hearing from you.

                         LEGGETT & PLATT, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Harry M. Cornell, Jr., Michael A. Glauber and Ernest C. Jett, or any one of them, with full power of substitution, attorneys of the undersigned to vote the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company's Corporate Office, No. 1 - Leggett Road, Carthage, Missouri, on Wednesday, May 10, 1995, at 10:00 a.m., local time, and at any adjournment or adjournments thereof.



                 (Continued and to be signed on reverse side)




                           . FOLD AND DETACH HERE .